Exhibit 99.1

NEWS

MSC INDUSTRIAL SUPPLY CO. REPORTS FISCAL MAY 2020 NET SALES

AND COMPANY TO WEBCAST 2020 FISCAL THIRD QUARTER RESULTS ON JULY 8, 2020

MELVILLE, NY and DAVIDSON, NC, June 9, 2020 - MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM), a premier distributor of Metalworking and Maintenance, Repair and Operations (MRO) products and services to industrial customers throughout North America, today announced preliminary, unaudited fiscal May 2020 month and fiscal third quarter net sales results. Total net sales for the fiscal month of May (the third month of the Company’s fiscal third quarter) were $269.6 million, an increase of 6.3 percent compared to the same period in the prior fiscal year. Net sales for the fiscal third quarter were $835.0 million, a decrease of 3.6 percent compared to the same period in the prior fiscal year.

	Fiscal May		Fiscal Third Quarter
	FY20	FY19	FY20	FY19
	(Dollars in millions) (Unaudited)
Sales	$269.6	$253.7	$835.0	$866.5
Sales Days	19	19	64	64
Average Daily Sales (ADS)(1)	$14.2	$13.4	$13.0	$13.5
ADS Percent Change	6.3%		(3.6%)

   (1) ADS is calculated using number of business days in the US

As anticipated, May net sales grew over the prior year, driven by the fulfillment of the large safety and janitorial backlog that had built in prior months. At the same time, booking levels for safety and janitorial orders came down during May from the elevated levels of March and April. As a result, order backlog decreased and now stands at approximately $100 million, which is below last month, but still above historic levels. Orders and invoicing for non-safety and non-janitorial product lines continued to see double digit declines versus the prior year, although average daily sales rates improved at a modest rate through the month of May, as some previously closed customer sites began reopening. Lastly, gross margins continued recent trending and remained solid through the quarter.

The Company intends to continue reporting monthly sales until the heightened uncertainty caused by COVID-19 subsides.

Conference Call Information

The Company's conference call to review its 2020 fiscal third quarter results, as well as its current operations, will be broadcast live over the Internet Wednesday, July 8, 2020 at 8:30 a.m. Eastern Time.

To access the earnings release, webcast, presentation slides and operational statistics, please visit the Company's website at: http://investor.mscdirect.com. Alternatively, the conference call can be accessed by dialing 1-877-443-5575 (U.S.), 1-855-669-9657 (Canada) or 1-412-902-6618 (international).

An online archive of the broadcast will be available within one hour of the conclusion of the call and remain available until Wednesday, July 15, 2020.

Media Contact:	Investor Contact:
Paul Mason	John G. Chironna
MSC Industrial Supply Co.	MSC Industrial Supply Co.
(704) 987-5313	(704) 987-5231
paul.mason@mscdirect.com	chironnj@mscdirect.com

About MSC Industrial Supply Co. MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of metalworking and maintenance, repair and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with more than 1.7 million products, inventory management and other supply chain solutions, and deep expertise from over 75 years of working with customers across industries. Our experienced team of over 6,500 associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow. For more information on MSC, please visit mscdirect.com.

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MSC INDUSTRIAL SUPPLY CO. REPORTS FISCAL MAY 2020 NET SALES AND TO

WEBCAST REVIEW OF 2020 FISCAL THIRD QUARTER RESULTS

Note Regarding Forward-Looking Statements:

Statements in this Press Release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements about the impact of COVID-19 on our business operations, results of operations and financial condition, expected future results, expected benefits from our investment and strategic plans and other initiatives, and expected future margins, are forward- looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include the following, many of which are and will be amplified by the COVID-19 pandemic: the effects of the COVID-19 pandemic, including any future resurgences, on our business operations, results of operations and financial condition; general economic conditions in the markets in which we operate; changing customer and product mixes; competition, including the adoption by competitors of aggressive pricing strategies and sales methods; industry consolidation and other changes in the industrial distribution sector; retention of key personnel; volatility in commodity and energy prices; the outcome of government or regulatory proceedings or future litigation; credit risk of our customers; risk of customer cancellation or rescheduling of orders; work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers, shipping ports, our headquarters or our customer fulfillment centers; disruptions or breaches of our information systems, or violations of data privacy laws; retention of qualified sales and customer service personnel and metalworking specialists; risk of loss of key suppliers, key brands or supply chain disruptions; changes to trade policies, including the impact from significant restrictions or tariffs; risks associated with opening or expanding our customer fulfillment centers; litigation risk due to the nature of our business; risks associated with the integration of acquired businesses or other strategic transactions; financial restrictions on outstanding borrowings; interest rate uncertainty due to LIBOR reform; failure to comply with applicable environmental, health and safety laws and regulations; goodwill and intangible assets recorded as a result of our acquisitions could be impaired; risks associated with the volatility of our common stock; and our principal shareholders exercise significant control over us. Additional information concerning these and other risks is described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. We assume no obligation to update any of these forward-looking statements.

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